Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 11, 2008, relating to the consolidated financial statements of NUCRYST Pharmaceuticals Corp. (which audit report expresses an unqualified opinion on the financial statements and includes a separate paragraph referring to our consideration of internal control over financial reporting and also includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada — United States of America Reporting Differences referring to a change in accounting principle that has been implemented in the financial statements) appearing in the Annual Report on Form 10-K of NUCRYST Pharmaceuticals Corp. for the year ended December 31, 2007.
/s/  Deloitte & Touche LLP
Independent Registered Chartered Accountants
Calgary, Canada
May 14, 2008